EXHIBIT F


                                        October 24, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re:  NiSource Inc., et al. - File No. 70-9681

Ladies and Gentlemen:

     We have acted as special counsel for NiSource Inc. ("NiSource"), an Indiana corporation, and New NiSource Inc. ("New NiSource"), a Delaware corporation and a wholly-owned subsidiary of NiSource, in connection with the preparation and filing of the Application-Declaration on Form U-1 (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act") in the above-referenced proceeding. In a separate proceeding (File No. 70-9551), New NiSource is seeking Commission approval under the Act to acquire all of the issued and outstanding common stock of NiSource and Columbia Energy Group ("Columbia"), following which NiSource will merge into New NiSource. New NiSource will be renamed "NiSource Inc." and thereupon register under the Act. The new registered holding company is referred to in this opinion as "NiSource." This opinion is being delivered at the request of NiSource and its subsidiaries in connection with the Application.

     In the Application, NiSource and its utility and non-utility subsidiary companies named therein (collectively, the "Applicants") are requesting authority for the period through December 31, 2003, as more fully described in the Application, for (i) the maintenance, extension, renewal or replacement of the indebtedness incurred in connection with the acquisition of Columbia, (ii) the issuance and sale by NiSource of common stock, preferred securities, and long-term and short-term debt securities and equity-linked securities, (iii) the issuance and sale of short-term debt securities by certain of NiSource's public utility subsidiaries, (iv) the issuance of guarantees and other forms of credit support by NiSource and its non-utility subsidiaries, (v) interest rate hedges,
(vi) changes to the authorized capitalization of subsidiaries, (vii) the organization of one or more financing subsidiaries and intermediate subsidiaries, (viii) an exemption from the "at cost" standard under Rules 90 and


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October 24, 2000
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91 as applied to certain transactions, (ix) Rule 58 subsidiaries to engage in certain activities outside the United States, (x) the payment of dividends out of capital and unearned surplus by Columbia and by non-utility subsidiaries, and
(xi) an agreement to allocate consolidated income tax liability among NiSource and its subsidiaries, subject to a request for reservation of jurisdiction (collectively, the "Proposed Transactions").

     As such counsel, we have examined original, certified, or conformed copies of all such corporate records, agreements, instruments and documents and have made such other investigations as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon the aforesaid instruments and documents.

     The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

     (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of NiSource and/or its appropriate subsidiary.

     (b) The Commission shall have duly entered an appropriate order with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions shall have been consummated in accordance with the Application and said order.

     (c) Any registration statement required to be filed with respect to any securities to be issued shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of any such securities shall have been consummated in compliance with or pursuant to an exemption under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (d) The Applicants shall have obtained all consents, waivers and releases, given all notices and made all filings, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (e)  As to the due organization of certain Applicants, namely Kokomo
Gas and Fuel Company, Northern Indiana Fuel and Light Company, Bay State Gas Company and Northern Utilities, Inc., the opinions of local counsel for such Applicants on which we have relied are correct. The opinions with respect to due organization filed as Exhibits F to the Application-Declarations on Form U-1, as


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Securities and Exchange Commission
October 24, 2000
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amended, in connection with the Columbia Financing Orders (as that term is defined in the Application) are correct. The representation and warranty of Columbia as to the due organization of each of its subsidiaries in Section 5.1(a) of the Agreement and Plan of Merger, dated as of February 27, 2000, as amended and restated as of March 31, 2000, among NiSource, Columbia, New NiSource and related subsidiary corporations is correct.

     (f) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

     (g) The consummation of the Proposed Transactions shall be conducted under our supervision and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which we are not admitted to practice, as we may deem appropriate.

     Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

     1. The consummation of the Proposed Transactions will not violate any of the laws of the State of Indiana applicable to such transactions.

     2. The Applicants are each validly organized and duly existing; the securities to be issued by the Applicants will, in the case of stock, be validly issued, fully paid and non-assessable and, in the case of debt securities, be valid and legally binding obligations of such companies, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and the holders thereof will be entitled to the rights and privileges appertaining thereto.

     3. The Applicants will legally acquire any securities or assets being acquired.

     4. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by NiSource or any associate company thereof.


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Securities and Exchange Commission
October 24, 2000
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     The law covered by the opinions expressed herein is limited to the laws of the States of Delaware and Indiana and the federal securities laws of the United States of America.

     We hereby consent to the filing of this opinion as Exhibit F to the Application.

                                        Very truly yours,

                                        SCHIFF HARDIN & WAITE


                                        By:  /s/  Peter V. Fazio, Jr.
                                             ----------------------------------
                                             Peter V. Fazio, Jr.